Exhibit 18.1

                                                          May 13, 1996


Moovies, Inc.
Greenville, South Carolina

Gentlemen:

We have been furnished with a copy of Form 10-Q of Moovies, Inc. for the three months ended March 31, 1996, and have read the Company's statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for amortization of videocassette rental inventory and states that the newly adopted accounting principle is preferable in the circumstances because the Company believes accelerating expense recognition for new release videocassettes during the first four months more closely matches the typically higher revenue generated following a title's release, and believes $15 represents a reasonable average carrying value for tapes to be rented or sold after four months and $6 represents a reasonable salvage value for all tapes after 36 months. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any consolidated financial statements of Moovies, Inc.
as of any date or for any period subsequent to December 31, 1995, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Moovies, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                       Very truly yours,


                                       KPMG Peat Marwick LLP